Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 No. 333-68403, Form S-8 No. 33-90764, Form S-8 No. 33-56244, and Form S-8 No. 333-101839), the Non-Employee Directors’ Stock Option Plan (Form S-8 No. 333-101839) and the 401(k) Saving Plan (Form S-8 No. 333-38048) and the ZOLL Medical Corporation 2001 Stock Incentive Plan (Form S-8 No. 333-101839 and Form S-8 No. 333-120310) of our report dated November 8, 2004, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation included in this Annual Report (Form 10-K/A) for the year ended October 3, 2004.

/s/ ERNST & YOUNG LLP

December 20, 2004

Boston, Massachusetts